Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Summit Midstream Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	(1)	Other	424,000	$29.11	$12,342,640.00	0.0001381	$1,704.52

Total Offering Amounts:						$12,342,640.00		1,704.52
Total Fee Offsets:
Net Fee Due:								$1,704.52

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Offering Note(s)

(1)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”); this price is equal to the average of the high and low prices of the common stock, par value $0.01 per share (“Common Stock”), of Summit Midstream Corporation as reported on the New York Stock Exchange on June 24, 2026.

Represents additional Common Stock issuable in respect of awards granted under the Summit Midstream Corporation 2024 Long-Term Incentive Plan (as amended by Amendment No. 1, which was adopted by the Registrant’s Board of Directors on March 30, 2026 and approved by the Registrant’s stockholders on May 7, 2026, and as may be further amended from time to time, the “Plan”). Common Stock available for issuance under the Plan were previously registered on a registration statement on Form S-8 (Registration No. 333-281730) filed with the U.S. Securities and Exchange Commission on August 22, 2024. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of outstanding Common Stock.